UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 16, 2006
American Real Estate Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9516	13-3398766
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

445 Hamilton Avenue, Suite 1210, White Plains, NY 10601
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (914) 614-7000
100 South Bedford Road
Mt. Kisco, NY 10549

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
     Item 1.01 – Entry into a Definitive Material Agreement.
Section 2 – Financial Information
     Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On June 16, 2006, WestPoint Home, Inc., or WestPoint Home, our subsidiary, entered into a loan and security agreement, or the Agreement, dated as of June 16, 2006, with Bank of America, N.A., or Bank of America, as Administrative Agent and lender. Other lenders may be added from time to time.
     Under the Agreement, which has a five-year term, WestPoint Home will be permitted to borrow on a revolving credit basis up to $250.0 million at any one time outstanding, including up to $75.0 million of letters of credit that may be issued by one or more lenders at the request of WestPoint Home. The amounts which may be borrowed, and which may be outstanding at any time, are determined by a borrowing base formula equal to 85% of the value of eligible accounts receivable, as defined, plus the inventory advance rate which is equal to (1) 65% of the book value of eligible inventory, as defined, or, (2) upon completion of an inventory appraisal, the book value of eligible inventory multiplied by a fraction, the numerator of which is 85% of the net orderly liquidation value of the borrower’s inventory and the denominator of which is the book value of the eligible inventory as of the date of the determination of such net inventory liquidation value. The borrowing base is increased by an amount equal to the inventory advance rate referred to above multiplied by the eligible letter of credit purchase orders, as defined, and is reduced by (1) an availability block equal to the greater of 10% of the lenders’ commitments, on the date of determination, or $10,000,000, minus the LC Reserve, as defined, and (2) the availability reserve, as defined. Borrowings under the Agreement bear interest at a rate per annum equal to LIBOR plus 1.25% to 2.00%, depending upon average excess borrowing availability. Obligations under the Agreement are secured by WestPoint Home’s receivables, inventory and certain machinery and equipment. At WestPoint Home’s request, a portion of the collateral may be released if, immediately after such release, the outstanding principal balance of the loans and the LC Reserve, as defined, do not exceed the borrowing base.
     The Agreement provides that WestPoint Home may not incur any indebtedness other than: (1) purchase money indebtedness or capitalized lease obligations, as defined, not exceeding $30.0 million in aggregate principal amount at any one time outstanding; (2) unsecured indebtedness not exceeding $200.0 million in aggregate principal amount at any one time outstanding (provided that the aggregate principal amount of unsecured indebtedness that WestPoint Home may pay in any fiscal year may not exceed $25.0 million); (3) existing indebtedness; and (4) refinancing indebtedness, as defined, with respect to existing indebtedness. The Agreement does not place any limitations on the incurrence of indebtedness or the transactions referred to in the next paragraph by any WestPoint Home subsidiary.
     The Agreement also provides that WestPoint Home may not: (1) indirectly or directly use any funds included in the collateral to make any investment (a) in any entity, other than an entity in which WestPoint Home holds at least 50% of the equity interests; or (b) other than an investment in cash equivalents or other investments in non-cash equivalents in an aggregate amount not exceeding $5.0 million, at any one time; (2) make payments of dividends, redemption payments or distributions; (3) acquire any stock, securities or assets of any other entity, other than acquisitions which would not have a material adverse effect and otherwise would not result in a default or an event of default; and (4) make capital expenditures exceeding, in any fiscal year, $25.0 million plus the excess of $25.0 million over the amount of capital expenditures made in any prior fiscal year. WestPoint Home is not precluded from effecting any of the transactions referred to above in this paragraph if excess availability, after giving effect to such transaction, is not less than 20% of the aggregate commitments, as adjusted in accordance with the Agreement. Excess availability means, as of any date of determination, the excess of the lesser of (1) the borrowing base, as defined, minus the aggregate principal amount of loans outstanding and (2) the maximum amount of the facility minus the sum of the aggregate principal amount of the loans outstanding, the LC Reserve, as defined, and the availability block.
     WestPoint Home has not yet borrowed any amounts under the Agreement, but on June 16, 2006 approximately $28.6 million of letters of credit outstanding under a previous loan facility were made part of the facility under the Agreement.
     The description set forth above is qualified in its entirety by the Agreement, a copy of which is filed as an exhibit to this report.
Section 8— Other Events
          Item 8.01 — Other Events
     Our address has changed from 100 South Bedford Road, Mt. Kisco, New York 10549 to 445 Hamilton Avenue, Suite 1210, White Plains, New York 10601. Our phone number has also changed from (914) 242-7700 to (914) 614-7000.

Section 9 – Financial Statements and Exhibits
     Item 9.01(d) Exhibits
Exhibit 10.1	–	Loan and Security Agreement, dated as of June 16, 2006, among WestPoint Home, Inc., as the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as the Administrative Agent.
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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REAL ESTATE PARTNERS, L.P. (Registrant)

By:	American Property Investors, Inc.,
its general partner

By:	/s/ Jon F. Weber
Jon F. Weber
President and Chief Financial Officer

Date: June 22, 2006